Exhibit 99.1

       Atlantic Coast Federal Corporation Added to the Russell 2000 Index; Also Now Included in the America's Community Bankers NASDAQ Index

    WAYCROSS, Ga.--(BUSINESS WIRE)--Dec. 17, 2004--Atlantic Coast Federal Corporation (NASDAQ/NM: ACFC), the holding company for Atlantic Coast Federal, today announced that it has been selected to be added to the Russell 2000 Index(R) as part of the fourth quarter update to reflect recent initial public offerings. The final list will be published today after the close of U.S. equity markets.
    The Company also noted that, on December 1, 2004, its stock was included in the America's Community Bankers NASDAQ Index of approximately 520 community banks. According to the America's Community Bankers, it is the most broadly representative stock index for the community bank segment of the banking industry.
    "We are very pleased to have been named to the Russell 2000 and Russell 3000 indices, as well as the ACB NASDAQ Index," said Robert J. Larison, Jr., President and Chief Executive Officer of Atlantic Coast Federal Corporation. "We believe inclusion in these indices will increase our visibility with investors and institutions that rely on the Russell indices as part of their investment strategy, or those who have a special interest in or focus on investing in community bank stocks. Thus, being a part of these indices should provide us with the opportunity to expand our shareholder base as we continue to focus on the growth of our Company over the long term."
    Produced by the Frank Russell Company, The Russell 2000 index is a subset of the Russell 3000, which measures the performance of the 3000 largest U.S.-based companies ranked by market capitalization. The Russell 2000 is an index of the 2000 smallest companies on the Russell 3000 list.
    Annual reconstruction of the Russell indices occurs mid-year; however, newly public companies are now added on a quarterly basis to enhance how well each index reflects its segment of the U.S. equity market. To be eligible for inclusion, the IPO date would need to fall within the three-month period prior to the "rank" date. As IPOs are added to Russell indices each quarter, Russell will not delete existing index members to make room for them, but will continue to reconstitute the indices fully each year at the end of the second quarter. For a full listing of companies to be added to the Russell 2000 Index for the fourth quarter, visit the Russell website at www.russell.com. Launched in December 2003, the ACB NASDAQ Index provides a gauge for the capital markets to use in measuring the performance of community bank stocks and, as a result, it is intended to bring greater visibility to community banks and promote greater market liquidity. The index trades under the NASDAQ symbol ACBQ.
    Atlantic Coast Federal Corporation is the holding company for Atlantic Coast Federal, a federally chartered and insured stock savings association that was organized in 1939 as a credit union to serve the employees of the Atlantic Coast Line Railroad. In November 2000, the credit union converted its charter from a federal credit union to a federal mutual savings association and, in January 2003, Atlantic Coast Federal Corporation was formed as the holding company. The Company completed its initial public stock offering in October 2004. Investors may obtain additional information about Atlantic Coast Federal Corporation on the Internet at www.acfederal.net, under the Investor Information section.
    Atlantic Coast Federal, with $623 million in assets as of September 30, 2004, is a community-oriented financial institution. It serves southeastern Georgia and northeastern Florida through 13 offices, including a growing presence in the Jacksonville metropolitan area.
    This news release contains forward-looking statements within the meaning of the federal securities laws. Statements in this release that are not strictly historical are forward-looking and are based upon current expectations that may differ materially from actual results. These forward-looking statements, identified by words such as "believe," "should," and "intended," involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made herein. These risks and uncertainties involve general economic trends and changes in interest rates, increased competition, changes in consumer demand for financial services, the possibility of unforeseen events affecting the industry generally, the uncertainties associated with newly developed or acquired operations, and market disruptions and other effects of terrorist activities. The Company undertakes no obligation to release revisions to these forward-looking statements publicly to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

    CONTACT: Atlantic Coast Federal Corporation
             Patrick J. Watson, 615-254-3376